Exhibit 6.11

FINANCING AGREEMENT

This FINANCING AGREEMENT (as modified, amended, extended, restated, and/or supplemented from time to time, this “Agreement”), dated as of August 19, 2020, is being entered into by and among Basil Street Cafe, Inc., a Delaware corporation (“Borrower”), the lenders listed on the Schedule of Lenders attached hereto (each individually, a “Lender” and collectively, the “Lenders”) and Thomas F. FitzGerald, as administrative agent and collateral agent (the “Agent”) for the Lenders.

RECITALS

WHEREAS, the Borrower has requested, and the Lenders have agreed to make available to the Borrower, a term loan facility in the aggregate principal amount of up to $8,000,000, in accordance with the terms hereof;

WHEREAS, each Lender wishes to commit to fund its pro rata share of Advances under such loan facility in accordance with the terms hereof;

WHEREAS, in connection with such loan facility, the Borrower has authorized and will issue to each Lender, at the Closing, a new series of senior secured term loan notes of the Borrower in a principal amount equal to the Commitment amount of such Lender as is set forth opposite such Lender’s name in column three (3) on the Schedule of Lenders attached hereto; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Borrower and the Agent on behalf of the Lenders are executing and delivering a Security Agreement (the “Security Agreement”), pursuant to which substantially all of the assets of the Borrower will be pledged as Collateral to secure the Obligations.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the Borrower, the Agent and each Lender hereby agree as follows:

ARTICLE 1

DEFINITIONS; CERTAIN TERMS

Section 1.1          Definitions.  As used in this Agreement and in addition to the terms otherwise defined herein, the following terms have the respective meanings indicated below:

“1933 Act” means the Securities Act of 1933, as amended.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business line, unit or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person.

“Advance” means an advance under the term loan evidenced by this Agreement and the Notes made in accordance with the terms hereof.

“Agent” has the meaning set forth in the introductory paragraph hereto.

“Affiliate” means, with respect to a specified Person, another Person that (i) is a director or executive officer of such specified Person, or (ii) directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“APK” means Automated Pizza Kitchen, being the Borrower’s principal product and business line, which offers solutions that are dedicated to providing consumers the ability to purchase ready-to-eat pizzas at their convenience through the use of Borrower owned self-service kiosks.

“Asset Sale” means the sale, lease, license, conveyance or other disposition of any assets or rights of Borrower or Borrower’s Subsidiaries other than (a) sales, leases, licenses, conveyances or other dispositions in the ordinary course of business, (b) the use or transfer of money or cash equivalents in a manner and investments that are not prohibited by the terms of this Agreement or the other Transaction Documents, (c) leases or subleases entered into in the ordinary course of business and the dispositions thereof, to the extent that they do not materially interfere with the business of Borrower, (d) the licensing, on a non-exclusive basis, of Intellectual Property Rights in the ordinary course of business, (e) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property for consideration less than $10,000, and (f) other dispositions of assets in an aggregate amount not to exceed $10,000 per transaction.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Business Day” means any day other than Saturday or Sunday or any day that banks in Houston, Texas are required or permitted to close.

“Capital Stock” means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into, or exchangeable for, Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalent Investment” means, at any time, (a) any evidence of debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $100,000,000, (d) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (e) other short term liquid investments approved in writing by Agent.

“Change of Control” means, with respect to Borrower, that (a) the Permitted Investors shall fail to collectively own the Equity Interests of the Borrower representing at least fifty-one percent (51%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower, or (b) Borrower shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not Borrower is the surviving corporation) another Person or (ii) sell, assign, transfer, lease, license, convey or otherwise dispose of all or substantially all of the properties or assets of Borrower to another Person.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the “Collateral” as defined in the Security Agreement.

“Commitment” has the meaning set forth in Section 3.1.

“Compliance Certificate” means a certificate signed by the chief executive officer of the Borrower, in form and substance reasonably satisfactory to the Agent.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Control” means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of a Person or (ii) to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Current Interest Rate” means a rate equal to nine percent (9.0%) per annum.

“Custodian” has the meaning set forth in Section 7.1(c).

“Default Rate” means a rate equal to fourteen percent (14.0%) per annum.

“Destruction” means any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Collateral.

“Diligence Date” has the meaning set forth in Section 5.14.

“Environmental Laws” means all applicable federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, the exposure of humans thereto, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all regulatory authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices of violation or similar notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

“Equity Interests” means Capital Stock and all warrants, options and other rights to acquire Capital Stock.

“Event of Default” has the meaning set forth in Section 7.1.

“Event of Default Commitment Suspension or Termination Notice” has the meaning set forth in Section 7.2(a).

“Event of Default Notice” has the meaning set forth in Section 7.2(a).

“Event of Default Redemption” has the meaning set forth in Section 7.2(a).

“Event of Default Redemption Notice” has the meaning set forth in Section 7.2(a).

“Extraordinary Receipts” means any cash received by Borrower or any of its Subsidiaries outside the ordinary course of business (and not consisting of proceeds described in Sections 2.3(b)(i), (b)(ii), (b)(iii), or (b)(iv)), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, and (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action.

“Excluded Taxes” means (a) any taxes imposed on or measured by net income, franchise taxes or branch profits taxes imposed on such recipient, in each case, as a result of any present or former connection between such recipient and the taxing jurisdiction, (b) any U.S. federal withholding tax imposed on amounts payable to or for the account of such recipient pursuant to applicable law in effect on the date  hereof, (c) any tax resulting from the failure of such recipient to provide any documentation that such recipient is legally eligible to provide, (d) any U.S. federal withholding tax imposed pursuant to Sections 1471 through 1474 of the Code, as of the date hereof (or any amended or successor version of such Sections that is substantively comparable and not materially more  onerous to comply with) or any Treasury Regulations, other official administrative guidance or intergovernmental agreements implementing such Sections, and (e) any interest, additions to tax or penalties in respect of any tax described in the foregoing clauses (a) through (d).

“Fiscal Year” means a fiscal year of the Borrower.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision of any of the foregoing, whether state or local, and any agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, or similar instruments whether convertible or not, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, (vii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above; (viii) banker’s acceptances; and (ix) obligations under convertible debt securities of Borrower or any of its Subsidiaries (until the same are converted into Equity Interests).  In addition, the term “Indebtedness” of Borrower or any of its Subsidiaries, as applicable, includes (a) all Indebtedness of others secured by a Lien on any assets of Borrower or any of its Subsidiaries (whether or not such Indebtedness is assumed by Borrower or any of such Subsidiaries), and (b) to the extent not otherwise included, the guarantee by Borrower or any of its Subsidiaries of any Indebtedness of any other Person.

“Insolvent” means, with respect to Borrower or any Subsidiary, (i) the present fair saleable value in a non-liquidation context of Borrower’s or such Subsidiary’s assets is less than the amount required to pay Borrower’s or such Subsidiary’s total Indebtedness as applicable, (ii) Borrower or such Subsidiary is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) Borrower or such Subsidiary intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) Borrower or such Subsidiary has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Interest Date” has the meaning provided in Section 2.2(a).

“Inventory” has the meaning provided in the UCC.

“Investment” means, with respect to any Person, any investment in another Person, whether by acquisition of any debt security or Equity Interest, by making any loan or advance, by becoming contingently liable in respect of obligations of such other Person or by making an Acquisition.

“Late Charge” has the meaning provided in Section 2.4.

“Lender” and “Lenders” has the meaning set forth in the introductory paragraph hereto.

“Lien” means any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement, charge or other security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease or license in the nature thereof, any option or other agreement to sell or give a security interest in.

“Manufacturer” means each of Aspect Automation, a Burke Porter Group Company, 5910 Rice Creek Pkwy, Shoreview, MN 55126, as the manufacturer of the APKs; TNT Crust, 508 Elizabeth Street, Green Bay, WI 54302, as the manufacturer of the pizza crusts that are sold through the APKs; and Miracapo Pizza Company, 2300 Pratt Boulevard, Elk Grove Village, IL  60007, as the manufacturer of the pizzas that are sold through the APKs.

“Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, the Collateral, results of operations, or financial condition of Borrower and its Subsidiaries, taken as whole, or on the transactions contemplated hereby and by the other Transaction Documents, or on the authority or ability of Borrower or any of the Subsidiaries to fully and timely perform its obligations under any Transaction Document.

“Material Contract” means any contract or other arrangement to which the Borrower or any of its Subsidiaries is a party (other than the Transaction Documents) for which breach, nonperformance, cancellation, termination or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the earlier of (a) September 30, 2021; and (b) such earlier date as the unpaid principal balance of all outstanding Advances becomes due and payable pursuant to the terms of this Agreement and the Notes.  The Maturity Date is subject to extension in accordance with Section 2.1.

“Notes” has the meaning set forth in Section 2.1(a).

“Obligations” means any and all obligations, liabilities and indebtedness, including without limitation, principal, interest (including, but not limited to, interest calculated at the Default Rate and post-petition interest in any proceeding under any Bankruptcy Law), Late Charges and other fees, costs, expenses and other charges and other obligations under the Transaction Documents (other than the Warrants), of the Borrower and its Subsidiaries to the Agent and the Lenders or to any parent, affiliate or subsidiary of the Agent or such Lenders of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.  For the avoidance of doubt, the Borrower’s obligations under the Warrants and the Warrant Shares shall not constitute Obligations under this Agreement or the other Transaction Documents (other than the Warrants).

“Permitted Indebtedness” means (i) Indebtedness outstanding as of the Closing Date as set forth on Schedule 6.5 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the  weighted average life thereof, (ii) Indebtedness under this Agreement, the Notes and the other Transaction Documents, (c) trade Indebtedness in the ordinary course of Borrower’s business, (d) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is promptly extinguished, (e) Indebtedness arising in connection with endorsement of instruments or other payment items for deposit in the ordinary course of business; (f) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business; provided that such Indebtedness does not remain outstanding for more than five (5) consecutive Business Days, (g) Indebtedness owed to any Person providing property, casualty, liability or other insurance to the Borrower, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during the period covered by the insurance (not to exceed one year of premiums for any single insurance policy), and (h) other Indebtedness approved by Agent in advance.

“Permitted Investors” means the investors who own Equity Interest in the Borrower as of the date hereof.

“Permitted Liens” means (i) Liens in favor of the Agent for the benefit of the Lenders granted pursuant to any Security Document, (ii) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (A) are not yet delinquent or (B) do not have priority over Agent’s Liens, so long as in each case the underlying taxes, assessments, charges or levies are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (iii) Liens outstanding as of the Closing Date as set forth on Schedule 6.6, provided that any such Lien only secures the Indebtedness that it secures on the Closing Date and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof, (iv) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business, (v) easements, reservations, rights of way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property in a manner not materially or adversely affecting the value or use of such property, (vi) the interests of lessors under operating leases, (vii) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers and other similar liens incurred in the ordinary course of business and not in connection with the borrowing of money, and which liens are for sums not yet delinquent for more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, (viii) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance, (ix) Liens resulting from any judgment or award that is not an Event of Default hereunder, (x) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums, (xi) leases, subleases or licenses granted to others or to the Borrower or a Subsidiary (in the ordinary course of business consistent with past practices) and associated negative pledges not interfering in any material respect with the ordinary conduct of the business or operations of the Borrower, (xii) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement, and (xiii) Liens that are  contractual rights of set-off relating to purchase orders and other agreements entered into with customers of the Borrower or a Subsidiary in the ordinary course of business.

“Permitted Repayment” means the prepayment of Advances permitted pursuant to Section 2.3(a).

“Permitted Repayment Amount” has the meaning set forth in Section 2.3(a)(i).

“Permitted Repayment Date” means the date on which the Borrower has elected to repay the Notes in accordance with Section 2.3(a).

“Permitted Repayment Notice” has the meaning set forth in Section 2.3(a)(i).

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Proceeding” has the meaning set forth in Section 5.15.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Required Lenders” means at any time (a) the Lenders representing at least two-thirds of the aggregate principal amount of the Commitments then outstanding or (b) if the Commitments have been terminated, the Lenders representing at least two-thirds of the aggregate principal amount of the Advances then outstanding.

“Schedules” has the meaning set forth in Article 5.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” has the meaning set forth in the Recitals.

“Security Documents” means the Security Agreement and all other instruments, documents and agreements delivered by Borrower or any of its Subsidiaries in order to grant to Agent or any Lender a Lien on any real, personal or mixed Property of Borrower as security for the Obligations.

“Series A Investment Documents” means collectively, (a) that certain Preferred Stock Purchase Agreement, dated as of February 7, 2020, by and among the Borrower and the other parties thereto identified as “Purchasers”, (b) that certain Investors’ Rights Agreement, dated as of February 7, 2020, by and among the Borrower and the other parties thereto identified as “Stockholders”, (c) that certain Right of First Refusal and Co-Sale Agreement, dated as of February 7, 2020, by and among the Borrower and the other parties thereto identified as the “Stockholders” and the “Key Holders”, (d) that certain Amended and Restated Voting Agreement, dated as of March 27, 2020, by and among the Borrower and the other parties thereto identified as the “Stockholders”, (e) that certain Second Amended and Restated Certificate of Incorporation of the Borrower, dated as of March 27, 2020, as amended, and (f) all other documents, instruments and certificates executed and delivered pursuant to or in connection with the foregoing.

“Subsidiaries” has the meaning set forth in Section 5.1.

“Taking” means any taking of any property of Borrower or any of its Subsidiaries or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition of the use of such assets or any portion thereof, by any Governmental Authority, civil or military.

“Total Commitment” means the combined sum of each Lender’s Commitment.

“Transaction Documents” has the meaning set forth in Section 5.2.

“UCC” has the meaning set forth in Section 5.13.

“Warrants” means the Base Warrants and the Default Warrants to be issued to each Lender in accordance with Section 2.7.

Section 1.2          Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include that Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.  References in this Agreement to “determination” by the Agent include good faith estimates by the Agent (in the case of quantitative determinations) and good faith beliefs by the Agent (in the case of qualitative determinations).

Section 1.3          Accounting and Other Terms.  Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the financial statements delivered to Agent pursuant to Section 6.2.

ARTICLE 2

TERM LOAN

Section 2.1          Senior Secured Term Loan; Advances Notes.  The Lenders have agreed to make available to the Borrower a senior secured term loan facility in an aggregate principal amount equal to the Total Commitment.  In connection with such loan facility, the Borrower has authorized the issuance to the Lenders on the Closing Date of senior secured term loan notes in the aggregate principal amount of the Total Commitment, to be dated the date of issue thereof, to mature on the Maturity Date, and to bear interest as provided in Section 2.2 below (the “Notes”).  Advances made by each Lender shall be evidenced by this Agreement and a Note payable to such Lender in an amount equal to such Lender’s Commitment.  The Borrower shall repay the outstanding principal balance of Advances in full in cash on the Maturity Date, unless accelerated in accordance with Section 7.2 or prepaid in accordance with Section 2.3.

(b)          Advances.  The Advances under the term loan evidenced by this Agreement and the Notes shall be made in two (2) equal tranches each in the amount of fifty percent (50%) of the Total Commitment, and shall be disbursed only upon the submission of such evidence as the Agent shall reasonably request to verify the satisfaction of the funding conditions set forth in Section 4.2 below.  The first such Advance (“Tranche I”) shall be made at the Closing, and the second such Advance is expected to be made on or about (but no earlier than) October 31, 2020 (“Tranche II”).  Upon the satisfaction of the funding conditions, the Agent shall promptly notify each Lender of the amount of such Lender’s pro rata share of the proposed borrowing and, subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower contained herein, each Lender shall fund its pro rata share of the proposed borrowing of the applicable Advance in immediately available funds.  For the avoidance of doubt, Advances may not be borrowed and repaid and reborrowed.

(c)          Extension of Maturity Date.  Borrower will be granted one six-month extension of the Maturity Date provided that (A) Borrower requests the extension by written notice given to Agent no later than August 1, 2021; (B) as of the original Maturity Date, no Event of Default exists or event or occurrence exists which, with the giving of notice or the passage of time, or both, would constitute an Event of Default; (C) as of the original Maturity Date, at least 125 APKs have been placed with customers and are generating product revenue; and (D) the Advances having been funded (Tranche I and Tranche II) for the full Total Commitment, unless caused by the default of the Lenders.

Section 2.2          Interest.  The Borrower shall pay interest on the unpaid outstanding principal amount of Advances at the rates, time and manner set forth below:

(a)          Rate of Interest.  The Advances shall bear interest on the unpaid outstanding principal amount thereof from the respective dates of funding through the respective dates the Advances are paid in full (whether upon final maturity, by redemption, prepayment, acceleration or otherwise) at the Current Interest Rate.  Interest on the Advances shall be computed on the basis of a 360-day year and actual days elapsed and shall be payable at such times as are provided in Sections 2.2(b) and 2.3 hereof and on the date on which the Obligations are paid in full (each, an “Interest Date”).

(b)          Interest Payments.  Interest on the Advances shall be due and payable monthly in arrears on the first day of each month commencing September 1, 2020 and shall be payable on each other Interest Date or at any such other time the Advances become due and payable (whether by acceleration, redemption or otherwise).

(c)          Default Rate.  Upon the occurrence of any Event of Default, at the election of the Agent the Advances shall bear interest (including post-petition interest in any proceeding under any Bankruptcy Law) on the unpaid principal amount thereof at the Default Rate.

(d)          Savings Clause.  In no contingency or event shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have received interest hereunder in excess of the highest applicable rate, the amount of such excess interest shall be applied against the principal amount of Advances then outstanding to the extent permitted by applicable law, and any excess interest remaining after such application shall be refunded promptly to the Borrower.

Section 2.3          Repayments.

(a)          Permitted Repayment.

(i)          The Borrower may, at its option, elect to pay the aggregate unpaid principal amount of all Advances, in whole (and not in part), whereupon the Commitment of each Lender shall automatically and permanently be terminated (the “Permitted Repayment”). The Borrower shall deliver written notice (the “Permitted Repayment Notice”) to the Agent stating (i) that the Borrower elects to repay pursuant to the Permitted Repayment and (ii) the proposed Permitted Repayment date.  The “Permitted Repayment Amount” shall be equal to (A) the aggregate unpaid outstanding principal amount of all Advances, (B) all accrued and unpaid interest with respect to such principal amount and all accrued and unpaid fees, (C) a prepayment fee of $50,000 payable solely to the Agent, and (D) all other amounts then due under the Transaction Documents.

(ii)          A Permitted Repayment Notice delivered pursuant to this subsection shall be irrevocable; provided that a Permitted Repayment may be conditioned upon the occurrence of a transaction (such as an equity issuance or debt facility) and may be revoked if such transaction fails to be consummated.  If the Borrower elects to repay the Advances pursuant to a Permitted Repayment under this Section 2.3(a), then the Borrower shall pay an amount in cash equal to the Permitted Repayment Amount.

(b)          Mandatory Prepayments.

(i)          Promptly following receipt by Borrower or any of its Subsidiaries of any net cash proceeds from any Asset Sales, the Borrower shall prepay all Advances in an aggregate amount equal to 100% of such net cash proceeds.

(ii)          Promptly following receipt by Borrower or any of its Subsidiaries, or the Agent as loss payee, of any net cash proceeds from any Destruction or Taking, the Borrower shall prepay all Advances in an aggregate amount equal to 100% of such net cash proceeds.  Notwithstanding the foregoing and provided no Event of Default or event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default has occurred and is continuing, such prepayment shall not be required to the extent the Borrower or such Subsidiary reinvests the net cash proceeds of such Destruction or Taking to repair, replace or restore any property of Borrower or such Subsidiary in respect of which such net cash proceeds are paid (or to reimburse Borrower or such Subsidiary for any such repair, replacement or restoration) within ninety (90) days after the date of such Destruction or Taking; provided, that the Borrower notifies Agent of Borrower's or such Subsidiary’s intent to reinvest and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively.

(iii)          Promptly following receipt by Borrower or any of its Subsidiaries of any net cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, Borrower or any of its Subsidiaries (other than with respect to the Follow-On Investment (as defined in the Investors’ Rights Agreement dated February 7, 2020)), the Borrower shall prepay all Advances in an aggregate amount equal to 100% of such net cash proceeds.

(iv)          Promptly following receipt by Borrower or any of its Subsidiaries of any net cash proceeds from the incurrence of any Indebtedness of Borrower or any of its Subsidiaries (other than with respect to Permitted Indebtedness), the Borrower shall prepay all Advances in an aggregate amount equal to 100% of such net cash proceeds.

(v)          Promptly following receipt by Borrower or any of its Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay all Advances in an aggregate amount equal to 100% of such Extraordinary Receipts.

(vi)          Concurrently with any prepayment of the Advances pursuant to this Section 2.3(b), the Borrower shall deliver to the Agent a certificate of the chief executive officer or other responsible officer demonstrating the calculation of the amount of the applicable proceeds.

(vii)          Notwithstanding the foregoing, a prepayment shall not be required pursuant to this Section 2.3(b) to the extent that it is waived by the Agent in its discretion, either in response to a request by the Borrower or upon the Agent’s own initiative.

Section 2.4          Payments.  Whenever any payment is to be made by Borrower to the Lenders pursuant to this Agreement, the Notes or other Transaction Document, such payment shall be made in cash via wire transfer of immediately available funds or via check as requested by a Lender.  Each Lender who wishes to receive payment via wire transfer has provided the Borrower with such Lender’s wire transfer instructions for such payments as set forth on the Schedule of Lenders attached hereto or as such Lender shall, from time to time after the date hereof, otherwise provide to Borrower.  All payments shall be made to the Lenders pro-rata according to each Lender’s outstanding Advances.  Contemporaneous written notice of each payment to the Lenders shall be made by Borrower to the Agent, indicating the amount of payment to each Lender.  Whenever any amount expressed to be due by the terms of this Agreement or any Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which the applicable Advance is paid in full in cash, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date.  Any amount due under the Transaction Documents (other than principal and interest, if the same are already accruing interest at the Default Rate), which is not paid when due or within ten (10) days thereafter shall result in a late charge being incurred and payable by the Borrower in an amount equal to the Default Rate on such amount from the date such amount was due until the same is paid in full in cash (“Late Charge”).  Such Late Charge shall continue to accrue post-petition in any proceeding under any Bankruptcy Law.

Section 2.5          Taxes.  Any and all payments by or on behalf of the Borrower hereunder and under any Transaction Document shall be made free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings that are or would be applicable to the Agent or the Lenders, and all liabilities with respect thereto; provided that in no event shall Borrower be responsible for Excluded Taxes applicable to Agent or Lenders.

Section 2.6          Reissuance.

(a)          Transfer.  If any Note is to be transferred (any such transfer being subject to Section 10.8), the Lender, as applicable, shall surrender such Note to the Borrower, whereupon the Borrower will forthwith issue and deliver upon the order of such Lender a new Note, registered as such Lender may request, representing the outstanding principal being transferred by such Lender and, if less than the entire outstanding principal amount is being transferred, a new Note (in accordance with this Section 2.6) to such Lender representing the outstanding principal not being transferred; provided, however, that in no event shall the aggregate Commitments of the Lenders be reduced by any such transfer.  For the avoidance of doubt, Borrower’s obligations under the Transaction Documents are not assignable or transferable.

(b)          Lost, Stolen or Mutilated Note.  Upon receipt by the Borrower of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note and (i) in the case of loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower, and (ii) in the case of mutilation, upon surrender and cancellation of the mutilated Note, the Borrower shall execute and deliver to such Lender a new Note representing the outstanding principal.

(c)          Issuance of New Notes.  Whenever the Borrower is required to issue a new Note pursuant to the terms of this Agreement or the Notes, such new Note (i) shall be of like tenor with the Note being replaced, (ii) shall represent, as indicated on the face of such new Note, the Commitment thereunder then in effect (or, in the case of a new Note being issued pursuant to paragraph (a) or (b) of this Section 2.6, the Commitment designated by the applicable Lender which, when added to the Commitment represented by the other new Notes issued in connection with such issuance, equals the aggregate Commitment under the Note being replaced immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the issuance date of the Note being replaced, (iv) shall have the same rights and conditions as the Note being replaced, and (v) shall represent accrued and unpaid interest on the principal and unpaid Late Charges of the Note being replaced from such issuance date.

Section 2.7          Warrants.  At Closing, the Borrower shall issue to each Lender (or its designee; it being understood that Thomas F. FitzGerald (“FitzGerald”) hereby designates Stephen J. Geissler as the recipient of Base Warrants to purchase 17,500 shares of Borrower’s common stock otherwise issuable to FitzGerald pursuant to this Section 2.7 and such Base Warrants shall be deemed issued to FitzGerald as required by this Section 2.7) warrants to purchase 6,822 shares of Borrower’s Common Stock for each $100,000 of such Lender’s Commitment (the “Base Warrants”).  The strike price will be $0.51 per share of Common Stock (subject to anti-dilution protections as described therein).  At Closing, each Lender will also receive warrants to purchase 17,055 shares of Borrower’s Common Stock for each $100,000 of such Lender’s Commitment (the “Default Warrants”; and with the Base Warrants, the “Warrants”).  The strike price will be $0.34 per share (subject to anti-dilution protections as described therein).  The Default Warrants will only become exercisable if Borrower fails to make a required principal payment (at maturity, upon acceleration, or otherwise) of the Advances hereunder after the expiration of any applicable notice and grace period.

ARTICLE 3

CLOSING

Section 3.1          Closing.  In consideration for each Lender’s commitment to fund its pro rata share of Advances under this Agreement in accordance with the terms hereof, which is set forth opposite such Lender’s name in column three (3) of the Schedule of Lenders attached hereto (such amount as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as such Lender’s “Commitment”), the Borrower shall execute, deliver and perform its obligations under this Agreement and issue to each Lender on the Closing Date (as defined below), a Note in the aggregate principal amount of such Commitment and the Warrants in the amounts set forth opposite such Lender’s name in columns four (4) and five (5) of the Schedule of Lenders attached hereto.  The closing (the “Closing”) of the term loan transaction and the issuance of Notes contemplated by this Agreement shall occur remotely.  The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., Houston time, on the date hereof, subject to notification of satisfaction (or waiver) of the conditions to the Closing set forth in Section 4.1 below (or such later date as is mutually agreed to by the Borrower and Agent).

ARTICLE 4

CONDITIONS TO CLOSING AND EACH LENDER’S OBLIGATION TO FUND ADVANCES

Section 4.1          Closing.  The obligation of the Agent and the Lenders to close the term loan transaction contemplated by this Agreement is subject to the satisfaction or waiver by the Agent in its discretion, at or before the Closing Date, of each of the following conditions:

(a)          (i) The Borrower shall have executed and delivered to each Lender the Note being issued to such Lender at the Closing pursuant to this Agreement, (ii) the Borrower shall have executed and delivered to each Lender the Warrants being issued to such Lender at the Closing pursuant to this Agreement, and (iii) the Borrower shall have executed and delivered to the Agent each of the other Transaction Documents to which it is a party.

(b)          The Borrower shall have paid to the Agent the closing fee of $37,500.  For the avoidance of doubt, the closing fee is payable to the Agent and not to the Lenders.

(c)          The Borrower shall have paid or reimbursed the Agent for all reasonable costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees (whether for internal or outside counsel), incurred by the Agent in connection with this Agreement and the other Transaction Document, up to a cap of $20,000.

(d)          The Borrower shall have executed and/or delivered, or caused to be delivered, to the Agent the Security Agreement.

(e)          The Borrower shall have executed and/or delivered, or caused to be delivered, to the Agent the Collateral Access Agreement, duly executed by the Manufacturer of the APKs.

(f)          The Borrower shall have executed and/or delivered, or caused to be delivered, to the Agent evidence that Borrower’s existing unsecured Indebtedness to Deglin Kenealy has been fully documented and subordinated to the Advances pursuant to the form of subordination agreement approved prior to Closing by Agent.

(g)          The Borrower shall have executed and/or delivered, or caused to be delivered, to the Agent evidence that Borrower’s existing unsecured Indebtedness to Commercial Automation LLC has been fully documented and subordinated to the Advances pursuant to the form of subordination agreement approved prior to Closing by Agent.

(h)          The Borrower shall have executed and delivered, or caused to be delivered, to the Agent:

(i)          a certificate evidencing its organization and good standing in its jurisdiction of organization issued by the Secretary of State of such jurisdiction, as of a date reasonably proximate to the Closing Date;

(ii)          a certificate evidencing its qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which Borrower is qualified to conduct business, as of a date reasonably proximate to the Closing Date;

(iii)          a certificate as to the fact that no action has been taken with respect to any merger, consolidation, liquidation or dissolution of Borrower, or with respect to the sale of substantially all of its assets, nor is any such action pending or contemplated; and

(iv)          a certificate, executed by the secretary of Borrower and dated the Closing Date, as to (A) the resolutions consistent with Section 5.2 as adopted by Borrower’s board of directors in a form reasonably acceptable to the Agent, (B) Borrower’s certificate of incorporation (or similar document), each as in effect at the Closing, (C) Borrower’s bylaws (or similar document), each as in effect at the Closing, and (D) no action having been taken by Borrower or its stockholders, directors or officers in contemplation of any amendments to items (A), (B), or (C).

(i)          The Borrower shall have obtained and delivered to Agent:

(i)          all governmental, regulatory and third party consents and approvals, if any, necessary for the closing of the term loan transaction contemplated by this Agreement and the issuance of the Notes and the Warrants at the Closing;

(ii)          searches of UCC filings in the jurisdiction of organization of Borrower, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens; and

(iii)          certificates from the Borrower's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to this Agreement and/or the Transaction Documents is in full force and effect.

(j)          The Borrower shall have obtained and delivered to Agent evidence of the filing of UCC financing statements for each appropriate jurisdiction as is necessary to perfect the Agent’s and Lenders' security interest in the Collateral.

Section 4.2          Advances.  The obligation of each Lender hereunder to fund any Advance is subject to the satisfaction or waiver by the Agent in its discretion, at the funding date thereof, of each of the following conditions:

(a)          With respect to Tranche I: Advances are subject to Agent’s receipt of (A) the certifications applicable to Tranche I as set forth on Schedule 4.2; (B) confirmation of placement of 4 pilot APKs with sponsoring entity; (C) a reasonably satisfactory (as determined by Agent in good faith) APK sales and placement pipeline report (“Pipeline Report”) detailing, at a minimum, customer(s), number of requested APKs, estimated date of manufacture, and estimated date of placement and also indicating whether or not the customer has executed definitive documentation for placement of the APKs (if documentation has been executed, complete copies will be provided to Agent with the Pipeline Report); and (D) evidence that all anti-dilution protections in the Series A Investment Documents that would otherwise be triggered by the loan evidenced by the Notes and the issuance of the Warrants have either been eliminated or waived.

(b)          With respect to Tranche II:  Advances are subject to Agent’s receipt of (A) the certifications applicable to Tranche II as set forth on Schedule 4.2, (B) confirmation of at least 100 APK placements (actual or expected) that are planned to occur no later than June 30, 2021 per the Pipeline Report, at least 25 of which are supported by executed definitive documents by the customers; (C) commitment from investors in the Follow-On Investment (as defined in the Investors’ Rights Agreement dated February 7, 2020 among the Borrower and the stockholders party thereto) of at least $3,500,000 minus the aggregate Commitments of the Lenders other than Thomas F. FitzGerald, with closing of the Follow-On Investments scheduled no later than December 31, 2020; and (D) commitment by Borrower to purchase at least 125 APKs from the Manufacturer of the APKs through June 30, 2021.

(c)          With respect to All Advances: Each representation and warranty by Borrower contained herein and in each other Transaction Document shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of such date (subject to such updates to the Schedules, if any, as are approved by the Agent in its sole discretion), except to the extent that such representation or warranty expressly relates to an earlier date (other than the Closing Date), in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of such earlier date.

(d)          With respect to All Advances: No Event of Default or event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default shall have occurred and be continuing or would result after giving effect to such Advance.

The request by the Borrower for, and acceptance by the Borrower of, the proceeds of any Advance shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrower that the conditions in this Section 4.2 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent’s Liens, on behalf of the Lenders, pursuant to the Transaction Documents.

ARTICLE 5

BORROWER’S REPRESENTATIONS AND WARRANTIES

As an inducement to the Agent and the Lenders to enter into this Agreement and to consummate the transactions contemplated hereby, Borrower represents and warrants to each of the Agent and the Lenders that each and all of the following representations and warranties (as supplemented by the disclosure schedules delivered to the Agent and the Lenders contemporaneously with the execution and delivery of this Agreement (the “Schedules”)) are true and correct as of the Closing Date except to the extent that such representation or warranty expressly relates to an earlier date (other than the Closing Date), in which event such representations and warranties shall be true and correct as of such earlier date.  The Schedules shall be arranged by the Borrower in paragraphs corresponding to the sections and subsections contained in this Article 5.

Section 5.1          Organization and Qualification.  Borrower and each of its Subsidiaries (which, for purposes of this Agreement, means any entity in which Borrower, directly or indirectly, owns more than 50% of the Capital Stock or other Equity Interests) (“Subsidiaries”) are entities duly incorporated or organized and validly existing in good standing under the laws of the jurisdiction in which they are formed or incorporated, and have the requisite corporate or limited liability company power and authorization to own their properties, carry on their business as now being conducted, enter into the Transaction Documents to which they are party and carry out the transactions contemplated thereby.  Borrower and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have, either individually or in the aggregate, a Material Adverse Effect.  As of the Closing Date, Borrower has no Subsidiaries.

Section 5.2          Authorization; Enforcement; Validity.  Borrower has the requisite power and authority to enter into and perform its obligations under this Agreement, the Notes, the Security Agreement, the Warrants and each of the other agreements, documents and certificates entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”).  The execution and delivery of the Transaction Documents by the Borrower have been duly authorized by Borrower’s board of directors (or other governing body) and the consummation by the Borrower of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Notes and the Warrants by the Borrower, have been duly authorized by the Borrower’s board of directors (or other governing body), and other than filings with “Blue Sky” authorities as required therein, no further filing, consent, or authorization is required by Borrower, its board of directors (or other governing body) or its stockholders, except for such as have been obtained.  This Agreement and the other Transaction Documents have been duly executed and delivered by Borrower, and constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

Section 5.3          Issuance of Notes and Warrants.  The Notes are duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued and free from all taxes, liens and charges with respect to the issue thereof.  The issuance, sale and delivery by the Borrower of the Warrants and the shares of Common Stock issuable upon exercise thereof (the “Warrant Shares”) have been duly authorized by all requisite corporate action, and when so issued, sold and delivered, the Warrants and the Warrant Shares, if any, will be validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive or any other similar rights of the stockholders of the Borrower or others.  The Company will at all times have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the full exercise of the Warrants.

Section 5.4          No Conflicts.  Neither the execution, delivery and performance of the Transaction Documents by the Borrower, the consummation by the Borrower of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Notes and Warrants) will (i) result in a violation of Borrower’s or any Subsidiary’s certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other governing documents, or the terms of any Capital Stock or other Equity Interests of Borrower or any of its Subsidiaries; (ii) conflict with, or constitute a breach or default (or an event which, with notice or lapse of time or both, would become a breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which Borrower or any of its Subsidiaries is a party; (iii) result in any “price reset” or other material change in or other modification to the terms of any Indebtedness, Equity Interests or other securities of Borrower or any of its Subsidiaries; or (iv) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, federal and state securities laws), assuming the representations and warranties of the Lenders in Article 9 and the Warrants are true and correct in all respects, except, in the case of clauses (ii) through (iv) as could not reasonable be expected to have a Material Adverse Effect.  All anti-dilution protections in the Series A Investment Documents or otherwise to which the Borrower is subject that would otherwise be triggered by the loan evidenced by the Notes and the issuance of the Warrants have either been eliminated or waived.

Section 5.5          Consents.  Borrower is not required to obtain any consent, authorization, approval, order, license, franchise, permit, certificate or accreditation of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or authority or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof (other than filings required by the Security Documents and for such as have been obtained).  All consents, authorizations, approvals, orders, licenses, franchises, permits, certificates or accreditations which the Borrower is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date, and Borrower is unaware of any facts or circumstances which might prevent Borrower from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.

Section 5.6          Subsidiary Rights.  Borrower has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital and other equity securities of its Subsidiaries, if any, as owned by Borrower.

Section 5.7          Equity Capitalization.  As of the Closing Date, the authorized Capital Stock and the issued and outstanding Equity Interests of Borrower and each Subsidiary of Borrower (except for the Warrants) is as set forth on Schedule 5.7.  All of such outstanding shares of Capital Stock or other Equity Interests of Borrower and its Subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable and are owned by the Persons and in the amounts set forth on Schedule 5.7.  Except as set forth on Schedule 5.7: (i) none of Borrower or any Subsidiary’s Capital Stock or other Equity Interest in Borrower or such Subsidiary is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Borrower or such Subsidiary; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock or other Equity Interests in Borrower or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which Borrower or any of its Subsidiaries is or may become bound to issue additional Capital Stock or other Equity Interests in Borrower or such Subsidiary or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock or other Equity Interests in Borrower or any of its Subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of Borrower or any of its Subsidiaries or by which Borrower or any of its Subsidiaries is or may become bound; (iv) there are no financing statements securing obligations filed in connection with Borrower or any of its Subsidiaries; (v) there are no agreements or arrangements under which Borrower or any of its Subsidiaries is obligated to register the sale of any of its securities under the 1933 Act; (vi) there are no outstanding securities or instruments of Borrower or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Borrower or any of its Subsidiaries is or may become bound to redeem a security of Borrower or any of its Subsidiaries; (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the closing of the loan transaction contemplated by this Agreement or the issuance of the Notes, the Warrants or the Warrant Shares; (viii) none of Borrower or any of its Subsidiaries has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement and (ix) none of Borrower or any of its Subsidiaries has any material liabilities or obligations required to be disclosed in its financial statements (including the footnotes thereto) that are not so disclosed.  Prior to the Closing, the Borrower has provided to the Agent true, correct and complete copies of (i) Borrower’s and each of its Subsidiary’s certificate of incorporation, certificate of formation (or other applicable governing document), as amended and as in effect on the Closing Date, and (ii) Borrower’s and each of its Subsidiary’s bylaws or limited liability company agreement, as applicable, as amended and as in effect on the Closing Date (or other applicable governing document).  Schedule 5.7 identifies all outstanding securities convertible into, or exercisable or exchangeable for, shares of Capital Stock or other Equity Interests in Borrower or any of its Subsidiaries.

Section 5.8          Indebtedness and Other Contracts.  Except as disclosed on Schedule 5.8, as of the Closing Date none of Borrower or any of its Subsidiaries (i) has any outstanding Indebtedness for borrowed money, (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, or (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness or any contract, agreement or instrument entered into in connection therewith that, in each case, could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

Section 5.9          Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between Borrower or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that would be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.10          Ranking of Advances.  Unless Agent otherwise agrees in advance and in its discretion, no Indebtedness for borrowed money of Borrower or any of its Subsidiaries will rank senior to or pari passu with the Advances in right of payment or collectability, whether with respect to payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise, except Indebtedness owing to credit card providers with respect to credit cards issued to the Borrower for business purposes, which shall be pari passu in right of payment with the Advances.

Section 5.11          Title.  Borrower and each of its Subsidiaries has (i) good and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) adequate rights in (in the case of licensed interests in Intellectual Property Rights and Intellectual Property Rights that are not wholly owned by the Borrower or a Subsidiary), and (iv) good and marketable title to (in the case of all other personal property) all of its real property and other properties and assets owned by it, which are material to the business of Borrower or such Subsidiary, in each case free and clear of all Liens, other than Permitted Liens.  Any real property and facilities held under lease by Borrower or any of its Subsidiaries are held by it under valid, subsisting and enforceable leases.

Section 5.12          Intellectual Property Rights.  Borrower and each of its Subsidiaries owns or possesses adequate rights to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, trade secrets and other intellectual property rights (“Intellectual Property Rights”) that are necessary to conduct its respective businesses and neither Borrower nor any Subsidiary has previously granted any Lien on any such Intellectual Property Rights other than Permitted Liens.  As of the Closing Date, Schedule 5.12 sets forth a complete list of all registered Intellectual Property Rights that are owned by the Borrower or a Subsidiary.  Except as described on Schedule 5.12, (i) none of Borrower or any of its Subsidiaries has any knowledge of any infringement, misappropriation, dilution or other violation by Borrower or any of its Subsidiaries of Intellectual Property Rights owned by other Persons; (ii) none of Borrower or any of its Subsidiaries has any knowledge of any infringement, misappropriation, dilution or other violation by any other Persons of the Intellectual Property Rights owned by Borrower or any of its Subsidiaries; (iii) there is no claim, action or proceeding pending before any court, judicial body, administrative or regulatory agency, arbitrator or other governmental authority or, to the knowledge of Borrower, threatened in writing, against Borrower or any of its Subsidiaries contesting or challenging the validity, scope or enforceability of, or the Borrower’s or Subsidiary’s ownership of or right to use, its owned Intellectual Property Rights or the Intellectual Property Rights it licenses from other Persons; and (iv) none of Borrower or any of its Subsidiaries is aware of any facts or circumstances which reasonably could be expected to give rise to any of the foregoing infringements or claims, actions or proceedings.  Borrower and its Subsidiaries has taken and is taking commercially reasonable security measures to maintain and protect the secrecy, confidentiality and value of the trade secrets and other confidential information it owns.

Section 5.13          Creation, Perfection, and Priority of Lien.  The Security Documents are effective to create in favor of the Agent, for the benefit of the Lenders, a legal, valid, binding, and (upon the filing of the appropriate UCC financing statements) enforceable perfected first priority (subject to Permitted Liens) security interest and Lien in the Collateral described therein as security for the Obligations to the extent that a legal, valid, binding, and enforceable security interest and Lien in such Collateral may be created under applicable law,  including without limitation, the uniform commercial code as in effect in any applicable jurisdiction (“UCC”) and any other applicable governmental agencies, and may be perfected by the filing of UCC financing statements.

Section 5.14          Absence of Certain Changes.  Since March 31, 2020 (the “Diligence Date”), there has been no material adverse change in the business, assets, properties, operations, financial condition) or results of operations of Borrower or Borrower’s Subsidiaries.  Since the Diligence Date, neither Borrower nor any of its Subsidiaries has (i) declared or paid any dividends, or (ii) sold any assets (other than the sale of Inventory in the ordinary course of business).  Neither Borrower nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor do Borrower or any of its Subsidiaries have any knowledge that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.  Neither Borrower nor any of its Subsidiaries intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).  Neither Borrower nor any of its Subsidiaries is, as of the Closing Date, and after giving effect to the transactions contemplated hereby to occur at the Closing, will be, Insolvent.

Section 5.15          Absence of Litigation.  As of the Closing Date, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency (including, without limitation, the SEC, self-regulatory organization or other governmental body) (in each case, a “Proceeding”) pending or, to the knowledge of Borrower, threatened in writing against or affecting Borrower, or Borrower's Subsidiaries or any of their respective officers or directors in their capacities as such.

Section 5.16          No Undisclosed Events, Liabilities, Developments or Circumstances.  Except for the transactions contemplated by the Transaction Documents, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Borrower or Borrower's Subsidiaries or their respective business, properties, operations or financial condition, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.17          Tax Status.  Borrower and its Subsidiaries (i) have made or filed all foreign, federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which they are subject, except prior to the Closing Date where any failure to do so did not result in any material penalties to Borrower or its Subsidiaries, (ii) have paid all material taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, and (iii) have set aside on their books adequate reserves in accordance with GAAP for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be delinquent by the taxing authority of any jurisdiction, and the officers of Borrower and its Subsidiaries know of no basis for any such claim.

Section 5.18          Conduct of Business; Compliance with Laws; Regulatory Permits.  Neither Borrower nor any of its Subsidiaries is in violation of any term of or in default under its certificate or articles of incorporation or bylaws or other governing documents.  Neither Borrower nor any of its Subsidiaries is in violation in any material respect of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to Borrower or any of its Subsidiaries.  The Borrower and its Subsidiaries possess all material consents, authorizations, approvals, orders, licenses, franchises, permits, certificates, accreditations and permits and all other material appropriate regulatory authorities necessary to conduct their respective businesses, and neither Borrower nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such consents, authorizations, approvals, orders, licenses, franchises, permits, certificates, accreditations or permits.

Section 5.19          Food Safety

(a)          The Borrower and its Subsidiaries and all products, manufactured, marketed, stored or sold by them, including, without limitation, the pizzas that consumers purchase from the APKs (the “Products”) have complied and are in compliance in all material respects with (1) the applicable provisions of the Federal Food, Drug, and Cosmetic Act and the applicable regulations and requirements adopted by the U.S. Food and Drug Administration (the “FDA”) thereunder, the applicable statutes, regulations and requirements of the U.S. Department of Agriculture (the “USDA”), the applicable statutes enforced by the U.S. Federal Trade Commission (“FTC”), and any applicable law or other comparable requirements established by any state, local or foreign Governmental Authority responsible for regulating food products or the manufacture, production, packaging, labeling, transportation, distribution, sale or marketing thereof (such applicable laws, regulations and other requirements, together with the Federal Food, Drug, and Cosmetic Act, collectively, the “Food Safety Laws”; such Governmental Authorities, together with the FDA, the USDA and the FTC, collectively, the “Food Authorities”) and (2) all terms and conditions imposed in any license or permit granted to the Borrower or any Subsidiary by any Food Authority.

(b)          All Products are and were to the extent applicable (i) manufactured in all material respects in accordance with good manufacturing practices and sanitation requirements, (ii) if required, manufactured in facilities registered with the FDA or any other applicable Food Authority, (iii) if a food additive, either Generally Recognized As Safe (GRAS) or subject to a valid and approved food additive petition filed with the FDA, and (iv) not adulterated or misbranded within the meaning of the applicable Food Safety Laws.

(c)          Neither Borrower nor any Subsidiary (i) has, voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal relating to an alleged lack of safety or regulatory compliance of any Product; (ii) has introduced into interstate commerce an adulterated Product under Food Safety Laws; or (iii) as a result of any action taken by a Food Authority or other Governmental Authority, (x) made a change in the labeling of any Product, or (y) terminated or suspended the marketing of any Product.

(d)          To the knowledge of Borrower, there are no facts or circumstances that would be reasonably likely to cause (A) any Food Authority to require the recall or market withdrawal of any Product, or (B) Borrower or any Subsidiary, as the result of any action of a Food Authority or other Governmental Authority, to make a material change in the labeling of any Product, or to terminate or suspend the marketing of any Product.

(e)          Without limiting the foregoing, to the Borrower’s knowledge each of the Manufacturers is in compliance with this Section 5.19 to the extent applicable.

Section 5.20          Foreign Corrupt Practices.  Neither Borrower nor any of its Subsidiaries, nor, to Borrower’s knowledge, any director, officer, agent, employee or other Person acting on behalf of Borrower or any of its Subsidiaries has, in the course of its actions for, or on behalf of, Borrower or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.  Without limiting the foregoing, to the Borrower’s knowledge each of the Manufacturers is in compliance with this Section 5.20 to the extent applicable.

Section 5.21          Environmental Laws.  Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries (a) (i) are in compliance with any and all Environmental Laws, (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, (iii) are in compliance with all terms and conditions of any such permit, license or approval, and (iv) have no outstanding Liability under any Environmental Laws and are not aware of any facts that could reasonably result in Liability under any Environmental Laws, and (b) have provided Agent and Lenders with copies of all environmental reports, assessments and other documents in any way related to any actual or potential Liability under any Environmental Laws.  Without limiting the foregoing, to the Borrower’s knowledge each of the Manufacturers is in compliance with this Section 5.21 to the extent applicable.

Section 5.22          [RESERVED].

Section 5.23          Financial Statements.  Each of the consolidated unaudited financial statements of Borrower and its Subsidiaries dated December 31, 2019 for the twelve (12) months then ended have been prepared in accordance with GAAP, during the periods involved and fairly present in all material respects the consolidated financial position of Borrower and its Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject to normal year-end audit adjustments).

Section 5.24          Transactions With Affiliates.  Except as set forth on Schedule 5.24 and except for transactions consisting of officers or directors providing ordinary course services as officers or directors (including employment agreements, indemnification agreements and non-competition agreements) or consisting of owning Equity Interests of the Borrower and transactions related thereto, as of the Closing Date, none of the officers or directors of Borrower or any of its Subsidiaries is presently a party to any transaction with Borrower or any of its Subsidiaries, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer or director.

Section 5.25          Insurance.  Borrower and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Borrower and its Subsidiaries are engaged.  A detailed, current list of all such insurance policies is attached as Schedule 6.12.  Neither Borrower nor any of its Subsidiaries believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 5.26          Employee Relations.  Neither Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union in such person’s capacity as a union member or to perform union labor work.  Borrower believes that its relations with its employees are good.  As of the Closing Date, no executive officer of Borrower or any of its Subsidiaries has notified Borrower or such Subsidiary that such officer intends to leave Borrower or such Subsidiary or otherwise terminate such officer’s employment with Borrower or such Subsidiary.  As of the Closing Date, no executive officer of Borrower or any of its Subsidiaries, to the knowledge of the Borrower, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant.  Borrower and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  As of the Closing Date, Deglin Kenealy shall have executed and delivered non-competition agreements in favor of the Borrower.

Section 5.27          Material Contracts.  Schedule 5.27 contains a true, correct and complete list of all the Material Contracts of the Borrower and its Subsidiaries, and all such Material Contracts are in full force and effect and, to Borrower’s knowledge, no defaults currently exist thereunder.

Section 5.28          Manufacturers. As of the Closing Date, there is no indication that any Manufacturer intends to terminate or modify its relationship with Borrower.  No Manufacturer has during the 12 months preceding the date hereof decreased or limited materially, or threatened to decrease or limit materially, its relationship with Borrower.

ARTICLE 6

COVENANTS

Borrower agrees that as long as the Advances are outstanding, Borrower shall comply with the following covenants.

Section 6.1          Financial Covenant.  The Borrower and its Subsidiaries shall maintain a Minimum Net Worth of not less than the amounts set forth below, determined as of the end of each calendar month:

Each Month Ended	Minimum Net Worth
On or before 9/30/2020	$750,000
At 9/30/20 and on or before 12/31/20	$2,250,000
At 12/31/20 and on or before 3/31/21	$2,250,000
At 3/31/21 and on or before 6/30/21	$2,250,000
At 6/30/21 and on or before 9/30/21	$2,250,000
At 9/31/21 and on or before 3/31/22	$2,250,000

As used herein, "Net Worth" means the sum of the Borrower’s and its Subsidiaries’ total assets less total liabilities as reflected on their consolidated balance sheet, prepared in accordance with GAAP, plus (1) Indebtedness owing from the Borrower and its Subsidiaries to their shareholders or members that is subordinate to the Obligations pursuant to a written subordination agreement on terms satisfactory to Agent, plus (2) APK depreciation expense, plus (3) interest expense on the then-funded and outstanding principal balance of the Notes, plus (4) legal and closing costs of Borrower for the Closing.

Section 6.2          Deliveries.  The Borrower agree to deliver the following to the Agent and each Lender (at Agent’s request, Borrower shall arrange for a Dropbox or similar account for the distribution of information to Agent and the Lenders):

(a)          Monthly Financial Statements.  As soon as available and in any event within forty-five (45) days after the end of each month (excluding December), the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, all in reasonable detail, and certified by the chief executive officer or other responsible officer of the Borrower as being true and correct in all material respects and fairly presenting in all material respects in accordance with GAAP, the financial position and results of operations of the Borrower and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosure;

(b)          Annual Financial Statements.  As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, the unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail and certified by the chief executive officer or other responsible officer of the Borrower as being true and correct in all material respects and fairly presenting in all material respects in accordance with GAAP, the financial position and results of operations of the Borrower and its Subsidiaries;

(c)          Compliance Certificate.  On the dates that the financial statements under clause (a) above are delivered, a duly completed Compliance Certificate, dated the date of the applicable monthly financial statements, and signed on behalf of the Borrower by the chief executive officer or other responsible officer of the Borrower, (i) containing a computation of the covenant set forth in Section 6.1 hereof, (ii) indicating whether or not the Borrower is in compliance with each covenant set forth in Article 6 of this Agreement and (iii) to the effect that such officer has not become aware of any Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) that has occurred and is continuing or, if there is any such Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default), describing it and the steps, if any, being taken to cure it;

(d)          Pro Forma Business Plan.  Prior to Closing, Borrower has delivered to Agent a 24-month pro forma business plan for the Borrower and its Subsidiaries, which includes business objectives, financial projections and underlying financial assumptions (the “Pro Forma Business Plan”).  Within 30 days after the end of the second and fourth calendar quarter (commencing with the calendar quarter ending December 31, 2020), Borrower shall submit to Agent an updated Pro Forma Business Plan reflecting updated financial information, prepared on a rolling 24-month basis, in form reasonably acceptable to the Agent (it being understood that the form of the Pro Forma Business Plan delivered to Agent prior to Closing is acceptable to Agent).  Each updated Pro Forma Business Plan shall show line item and total variances between such financial projections and actual results;

(e)          APK Register.  On the first Business Day of each month commencing September 1, 2020, a current register of the location of each APK placed with a customer, including, without limitation, the following for each customer: (1) number of APKs placed, and (2) location of each placed APK; and

(f)          Pipeline Report.  On or before the fifth (5th) day of each month commencing September 5, 2020, an updated Pipeline Report.

Section 6.3          Notices.  The Borrower agree to deliver the following to the Agent and each Lender:

(a)          Notice of Default.  Promptly upon any executive officer of the Borrower obtaining knowledge (i) of any condition or event that constitutes an Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) or that notice has been given to the Borrower with respect thereto; (ii) that any Person has given any notice to the Borrower or taken any other action with respect to any event or condition set forth in Article 7; or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its chief executive officer or other responsible officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any Borrower and the nature of such claimed Event of Default, default, event or condition, and the action(s) the Borrower has taken, are taking and propose to take with respect thereto;

(b)          Notice of Litigation.  Promptly upon any executive officer of the Borrower obtaining knowledge of (i) the institution of, or non‑frivolous threat of, any adverse Proceeding not previously disclosed in writing by the Borrower to the Agent and the Lenders or (ii) any material development in any adverse Proceeding, written notice thereof together with such other information as may be reasonably available to the Borrower to enable the Agent and the Lenders and their counsel to evaluate such matters;

(c)          Insurance Report.  Promptly upon request of the Agent, a report by the Borrower’s insurance broker(s) in form and substance reasonably satisfactory to the Agent outlining all insurance coverage maintained as of the date of such report by the Borrower;

(d)          Corporate Information.  Thirty (30) days’ prior written notice (or such lesser notice as Agent may agree in its discretion) of any change (i) in Borrower’s corporate name, (ii) in Borrower’s identity or organizational structure, (iii) in Borrower’s jurisdiction of organization, or (iv) in Borrower’s Federal Taxpayer Identification Number or state organizational identification number.  The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings requested by Agent have been made under the UCC in order for the Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which perfection can be accomplished by the filing of a UCC financing statement as contemplated in the Security Agreement and other Transaction Documents;

(e)          Tax Returns.  Within ten (10) Business Days following request by the Agent, copies of each federal and state income tax return filed by or on behalf of Borrower;

(f)          Event of Loss.  Promptly (and in any event within three (3) Business Days) notice of any claim with respect to any liability against Borrower or any of its Subsidiaries that (i) is in excess of $25,000 or (ii) could reasonably be expected to result in a Material Adverse Effect; and

(g)          Other Information.  Promptly upon their becoming available, deliver copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Borrower to its security holders acting in such capacity or by any of its Subsidiaries to their security holders other than another Borrower or another Subsidiary, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority (iii) all press releases and other statements made available generally by Borrower or any of its Subsidiaries to the public concerning material developments in the business of Borrower or any of its Subsidiaries, and (iv) such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Agent.

Section 6.4          Rank.  Unless Agent otherwise agrees in its discretion, all Indebtedness due under the Advances shall be senior in right of payment, whether with respect to payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise, to all other current and future Indebtedness for borrowed money of the Borrower and its Subsidiaries, except for Indebtedness owing to credit card providers with respect to credit cards issued to the Borrower for business purposes which shall be pari passu in right of payment with the Advances.

Section 6.5          Incurrence of Indebtedness.  Borrower shall not, and Borrower shall not permit any of its Subsidiaries to, directly or indirectly, create, incur or guarantee, assume, or suffer to exist any Indebtedness or engage in any sale and leaseback, synthetic lease or similar transaction, other than (i) the Obligations and (ii) Permitted Indebtedness.

Section 6.6          Existence of Liens.  Borrower shall not, and Borrower shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any Liens on their property, other than Permitted Liens.

Section 6.7          Noncompetition.  As long as the Advances are outstanding, Deglin Kenealy, and if required by the Board of Directors of the Company, each of the Borrower’s C-Level executive employees and Roberto Villani shall have executed and delivered non-competition agreements in favor of the Borrower reasonably satisfactory to the Agent (it being understood that the form of non-competition agreement attached hereto as Exhibit A is reasonably satisfactory to Agent).

Section 6.8          Restricted Payment.  Borrower shall not, and Borrower shall not permit any of its Subsidiaries to, directly or indirectly,

(a)          declare or pay any dividend or make any other payment or distribution on account of Borrower’s or any of its Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Borrower or any of its Subsidiaries) or to the direct or indirect holders of Borrower’s or any of its Subsidiaries’ Equity Interests in their capacity as such, other than dividends or distributions by a Subsidiary of the Borrower to the Borrower;

(b)          purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Borrower or any of its Subsidiaries) any Equity Interests of Borrower or any of its Subsidiaries or any direct or indirect parent of Borrower or any of its Subsidiaries;

(c)          make any payment (including by setoff) on or with respect to, accelerate the maturity of, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Borrower or any of its Subsidiaries (or set aside or escrow any funds for any such purpose), except for (i) payments of principal, interest and other amounts constituting Obligations and (ii) subject to the terms of applicable subordination terms, if any, regularly scheduled, non-accelerated payments of principal, interest and other amounts under Permitted Indebtedness; or

(d)          pay any bonus or similar compensation (except, for the avoidance of doubt, payment of salaries of employees and officers in the ordinary course of business) to any Affiliate of Borrower or to any officer or director of Borrower or any Affiliate of Borrower, other than as may be approved by the Board of Directors.

Section 6.9          Mergers; Acquisitions; Asset Sales.  Borrower shall not, and Borrower shall not permit any of its Subsidiaries to, directly or indirectly, (a) be a party to any merger or consolidation, or Acquisition, or (b) consummate any Asset Sale.

Section 6.10          No Further Negative Pledges.  Borrower shall not, and Borrower shall not permit any of its Subsidiaries to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the existence of any Lien upon any of their properties or assets in favor of Agent or the Lenders as set forth under the Transaction Documents, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such property or asset is given as security under the Transaction Documents, except in connection with any Permitted Liens or any document or instrument governing any Permitted Liens, provided that any such restriction contained therein relates only to the property or asset subject to such Permitted Liens (or proceeds thereof).

Section 6.11          Affiliate Transactions.  Borrower shall not, and Borrower shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) (other than transactions set forth on Schedule 5.24, transactions consisting of Affiliates providing ordinary course services as employees, officers or directors (including employment agreements, indemnification agreements and non-competition agreements), and transactions consisting of owning Equity Interests of the Borrower and transactions related thereto) with any Affiliate of Borrower or any of its Subsidiaries, unless such transaction is on terms that are no less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate, or unless such transaction has been authorized by the approval of the Board of Directors of Borrower.

Section 6.12          Insurance.

(a)          The Borrower shall keep the Collateral properly housed and insured against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of the Borrower, with such companies, in such amounts, with such deductibles and under policies in such form as shall be reasonably satisfactory to the Agent.  Certificates of insurance or, if requested by the Agent, original (or certified) copies of such policies of insurance have been or shall be, no later than the Closing Date, delivered to the Agent, and, within 60 days of the Closing Date (or such later date as Agent shall agree in its sole discretion), shall contain an endorsement, in form and substance reasonably acceptable to Agent, showing loss under such insurance policies payable to the Agent, for the benefit of the Lenders.  Such endorsement, or an independent instrument furnished to the Agent, shall provide that the insurance company shall endeavor to give the Agent at least thirty (30) days’ written notice before any such policy of insurance is altered or canceled.  Borrower hereby directs all insurers under all policies of insurance to pay all proceeds payable thereunder directly to the Agent (it being understood that so long as no Event of Default has occurred and is continuing Agent shall remit any proceeds received by it to Borrower for application in accordance with Section 2.3(b)(ii)).  Borrower irrevocably makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent) as Borrower’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance during the occurrence and continuation of an Event of Default, provided however, that if no Event of Default shall have occurred and be continuing, Borrower may make, settle and adjust claims involving less than $25,000 in the aggregate without the Agent’s consent.

(b)          The Borrower shall maintain, at its expense, such commercial liability and third-party property damage insurance as is customary for Persons engaged in businesses similar to that of the Borrower with such companies and in such amounts with such deductibles and under policies in such form as shall be reasonably satisfactory to the Agent and certificates of insurance or, if requested by the Agent, original (or certified) copies of such policies have been or shall be, no later than the Closing Date, delivered to the Agent; within 60 days of the Closing Date (or such later date as Agent shall agree in its sole discretion) each such policy shall contain an endorsement showing the Agent as additional insured or loss payee thereunder and providing that the insurance company shall endeavor to give the Agent at least thirty (30) days’ written notice before any such policy shall be altered or canceled.

(c)          If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then the Agent, without waiving or releasing any obligation or default by the Borrower hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as the Agent reasonably deems advisable.  Such insurance, if obtained by the Agent, may, but need not, protect Borrower’s interests or pay any claim made by or against Borrower with respect to the Collateral.  Such insurance may be more expensive than the cost of insurance the Borrower may be able to obtain on its own and may be cancelled only upon the Borrower providing evidence that it has obtained the insurance as required above.  All sums disbursed by the Agent in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys’ fees, shall constitute part of the Obligations due and owing hereunder, shall be payable on demand by the Borrower to the Agent and, shall bear interest at the highest rate applicable to Advances hereunder once demanded until paid.

(d)          Agent acknowledges and agrees that as of the date hereof, the insurers and the amounts of coverage set forth on Schedule 6.12 are acceptable to Agent solely for purposes of complying with this Section 6.12.

Section 6.13          Corporate Existence and Maintenance of Properties.  Borrower shall, and Borrower shall cause each of its Subsidiaries to, maintain and preserve (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be so qualified or in good standing could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect).  Borrower shall, and Borrower shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

Section 6.14          Conduct of Business.  The Borrower shall not conduct its businesses in violation of any law, ordinance or regulation of any Governmental Authority, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.  The Borrower shall not engage in any line of business other than the manufacture, distribution and operation of APKs, and activities reasonably incident thereto, unless the same shall have been authorized by the approval of the Board of Directors of Borrower.

Section 6.15          Compliance with Laws.  Borrower shall not, and Borrower shall not permit any of its Subsidiaries to, (i) fail to comply in all material respects with federal, state and other applicable securities laws, and (ii) fail to comply in all material respects with the requirements of all other applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws and Food Safety Laws).  The Borrower and its Subsidiaries shall maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, the Borrower and its Subsidiaries will make or cause to be made all appropriate repairs, renewals or replacements thereof. The Borrower and its Subsidiaries shall have and maintain proper industry-standard certifications with respect to the APKs (subject to the timing for certain certifications as set forth on Schedule 4.2) and shall, upon request, provide Agent with evidence of such certifications.

Section 6.16          Audit Rights; Field Exams; Appraisals; Meetings.

(a)          The Borrower shall, upon reasonable notice and during reasonable business hours (except during the continuance of an Event of Default when no such limitations shall apply), subject to reasonable safety and security procedures, and at the Borrower’s sole cost and expense up to a maximum of, taken together with field exams pursuant to clause (b) below, $10,000 per year, permit the Agent (or any of its designated representatives) to visit and inspect any of the properties of Borrower or any of its Subsidiaries, to examine the books of account of Borrower or any of its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries, and to be advised as to the same by their respective officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors), all at such reasonable times and intervals as the Agent may reasonably request.

(b)          The Borrower shall, upon reasonable notice and during reasonable business hours, subject to reasonable safety and security procedures, and at the Borrower’s sole cost and expense up to a maximum of, taken together with audits pursuant to clause (a) above, $10,000 per year, permit the Agent (or any of its designated representatives) to conduct field exams of the Collateral, all at such reasonable times and intervals as the Agent may reasonably request.

(c)          The Borrower will, upon the request of the Agent, participate in a meeting of the Agent and the Lenders to be held remotely or at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Agent) at such time as may be agreed to by the Borrower and the Agent.

Section 6.17          Board of Directors. Unless he is otherwise serving as a Board member, Borrower will cause Thomas FitzGerald to be appointed to its Board of Directors for so long as any Advance is outstanding.  Documents, information and disclosures provided to Mr. FitzGerald as a Board member that the Agent acknowledges in good faith are duplicative of documents, information and disclosures otherwise required by this Agreement shall be deemed given in satisfaction of the requirements of this Agreement other than Section 4.2(c), provided that Mr. FitzGerald has the unrestricted right to share such documents and information which are required by this Agreement with the other Lenders (subject to Section 10.16).

Section 6.18          Use of Proceeds.  The Borrower will use the proceeds from each Advance for the design, procurement, manufacture and placement of APKs.  A portion of the proceeds may be used to purchase and warehouse component parts for the APKs and to purchase and warehouse frozen pizza inventory, so as to mitigate against future supply chain disruptions.

Section 6.19          Modification of Organizational Documents and Certain Documents; Enforcement.  The Borrower shall not, without the prior written consent of the Agent, permit the charter, by-laws or other organizational documents of Borrower, or any Material Contract, to be amended or modified.

Section 6.20          Investments.  Borrower shall not, and Borrower shall not permit any of its Subsidiaries to, make or permit to exist any Investment in any other Person, except the following:

(a)          Cash Equivalent Investments;

(b)          bank deposits in the ordinary course of business;

(c)          Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(d)          investments received in connection with settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e)          receivables, security deposits or other trade payables owing to the Borrower if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(f)          investments in the ordinary course of business consisting of endorsements for collection or deposit or lease, utility and other similar deposits and deposits with suppliers in the ordinary course of business;

(g)          extensions of trade credit in the ordinary course of business to customers and advances made in connection with the purchase of goods or services in the ordinary course of business;

(h)          Acquisitions permitted under Section 6.9; and

(i)          Investments owned by the Borrower and its Subsidiaries on the Closing Date as set forth on Schedule 6.20.

Section 6.21          Accounts.  Without the Agent’s prior written consent, the Borrower and its Subsidiaries shall not have any deposit, savings, checking and/or operating bank accounts other than those listed on Schedule 6.21 (the “Accounts”).  The Borrower shall ensure that all or its and its Subsidiaries’ cash, from whatever source, is deposited into the Accounts.

Section 6.22          Manufacturers.  The Borrower and its Subsidiaries shall not engage a replacement or additional Person to act as a Manufacturer of the APKs unless the Borrower has delivered to the Agent a Collateral Access Agreement, duly executed by the replacement or additional Manufacturer of the APKs.

Section 6.23          Further Assurances.  At any time or from time to time upon the request of the Agent, Borrower will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Agent may reasonably request in order to effect fully the purposes of the Transaction Documents.  In furtherance and not in limitation of the foregoing, Borrower shall take such actions (other than Excluded Perfection Actions (as defined in the Security Agreement)) as the Agent may reasonably request from time to time to ensure that the Obligations are secured by substantially all of the assets of the Borrower and its Subsidiaries (other than Excluded Assets (as defined in the Security Agreement)).

ARTICLE 7

RIGHTS UPON EVENT OF DEFAULT

Section 7.1          Event of Default.  Each of the following events shall constitute an “Event of Default”:

(a)          Borrower’s failure to pay to the Agent and/or the Lenders (i) when and as due under this Agreement and the Notes, any amount of principal, or (ii) within three (3) Business Days after the same shall become due under this Agreement and the Notes, any amount of interest (including interest calculated at the Default Rate), (iii) within five (5) Business Days after the same shall become due under this Agreement and the Notes, Late Charges, or other amounts when and as due under this Agreement or any Note or any other Transaction Document;

(b)          any default occurs and is continuing under, or any redemption of or acceleration prior to maturity of, any Indebtedness (other than the Obligations and other than Indebtedness owing to credit card providers with respect to credit cards issued to the Borrower for business purposes) of Borrower or any Subsidiary of Borrower in excess of $25,000; provided, that, in the event that any such default or acceleration of indebtedness is cured or rescinded by the holders thereof prior to acceleration of the Advances, no Event of Default shall exist as a result of such cured default or rescinded acceleration;

(c)          (i) Borrower or any Subsidiary of Borrower, pursuant to or within the meaning of Title 11, U.S. Code or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, or to the conversion of an involuntary case to a voluntary case, (C) consents to the appointment of or taking of possession by a receiver, trustee, assignee, liquidator or similar official (a “Custodian”) for all or a substantial part of its property, (D) makes a general assignment for the benefit of its creditors, or (E) admits in writing that it is Insolvent or is otherwise generally unable to pay its debts as they become due; or (ii) the board of directors (or similar governing body) of Borrower or any Subsidiary of Borrower (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the actions referred to in this Section 7.1(c);

(d)          a court of competent jurisdiction (i) enters an order or decree under any Bankruptcy Law, which order or decree (A) (1) is not stayed or (2) is not rescinded, vacated, overturned, or otherwise withdrawn within sixty (60) days after the entry thereof, and (B) is for relief against Borrower or any Subsidiary of Borrower in an involuntary case, (ii) appoints a Custodian over all or a substantial part of the property of Borrower or any Subsidiary of Borrower and such appointment continues for sixty (60) days, (iii) orders the liquidation of Borrower or any Subsidiary of Borrower, or (iv) issues a warrant of attachment, execution or similar process against any substantial part of the property of Borrower or any Subsidiary of Borrower;

(e)          a final judgment or judgments for the payment of money in excess of $25,000 or that otherwise could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect are rendered against Borrower or any Subsidiary of Borrower and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay, unless (in the case of a monetary judgment) such judgment is covered by third-party insurance, so long as the applicable Borrower or Subsidiary provides the Agent a written statement from such insurer (which written statement shall be reasonably satisfactory to the Agent) to the effect that such judgment is covered by insurance;

(f)          Borrower breaches any other covenant, term or condition of any Transaction Document except (i) in the case of a breach of any other covenant, term or condition of any Transaction Document which is curable, only if such breach continues for a period of ten (10) Business Days after the earlier to occur of (A) the date upon which an executive officer of Borrower becomes aware of such default and (B) the date upon which written notice thereof is given to the Borrower by Agent and (ii) a breach addressed by the other provisions of this Section 7.1;

(g)          a Change of Control occurs;

(h)          any representation or warranty made by Borrower herein or any other Transaction Document is false or misleading, each in any material respect;

(i)          any “Event of Default” occurs and is continuing with respect to any of the other Transaction Documents beyond any applicable notice or cure period;

(j)          the repudiation by Borrower of any of its obligations under any Transaction Document, or any Transaction Document or any term thereof shall cease to be, or is asserted by Borrower not to be, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms;

(k)          any Lien against the Collateral intended to be created by any Security Document shall at any time be invalidated, subordinated (except to Permitted Liens to the extent expressly permitted under the Security Agreement) or otherwise cease to be in full force and effect, for whatever reason, or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by Borrower not to be, a valid, first priority perfected Lien (except as expressly otherwise provided under and in accordance with the terms of such Transaction Document), in each case, for any reason other than a release or discharge of such Liens or a release, discharge or termination of a Transaction Document, in any such case, in accordance with the Transaction  Documents;

(l)          any material provision of any Transaction Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower, or a proceeding shall be commenced by Borrower, or by any Governmental Authority having jurisdiction over Borrower, seeking to establish the invalidity or unenforceability thereof, or Borrower shall deny that it has any liability or obligation purported to be created under any Transaction Document;

(m)          the occurrence of any event which could reasonably be expected to have a Material Adverse Effect; or

(n)          Borrower or Subsidiary liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course, unless authorized by the unanimous approval of the Board of Directors of Borrower.

Section 7.2          Termination of Commitments and Acceleration Right.

(a)          Promptly after the occurrence of an Event of Default, the Borrower shall deliver written notice thereof via email, facsimile and overnight courier (an “Event of Default Notice”) to the Agent and the Lenders.  At any time after the earlier of the Agent’s and the Lenders' receipt of an Event of Default Notice and the Agent and the Lenders becoming aware of an Event of Default which has not been cured or waived, (i) the Agent may declare all or any portion of the Commitment of each Lender to make Advances to be suspended or terminated by delivering written notice thereof (the “Event of Default Commitment Suspension or Termination Notice”) to the Borrower, which Event of Default Commitment Suspension or Termination Notice shall indicate the portion of the Commitments that the Agent is suspending or terminating, whereupon such Commitments shall forthwith be suspended or terminated, and/or (ii) the Agent may require the Borrower to redeem all or any portion of the Advances (an “Event of Default Redemption”) by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Borrower, which Event of Default Redemption Notice shall indicate the portion of the Advances that the Agent is requiring the Borrower to redeem, whereupon a corresponding pro rata portion of the Commitments shall forthwith be terminated effective upon the date of such Event of Default Redemption Notice; provided, that upon the occurrence of any Event of Default described in Section 7.1(c) or Section 7.1(d), without any action on behalf of the Agent or any Lender, the Commitments, in whole, shall automatically be terminated and the Advances, in whole, shall automatically be redeemed by the Borrower.  All Advances subject to redemption by the Borrower pursuant to this Section 7.2 shall be redeemed by the Borrower at a price equal to the outstanding principal amount of the Advances, plus accrued and unpaid interest, and accrued and unpaid Late Charges and all other amounts due under the Transaction Documents (the “Event of Default Redemption Price”).

(b)          In the case of an Event of Default Redemption, the Borrower shall deliver the applicable Event of Default Redemption Price to the Lenders pro-rata according to each Lender’s outstanding Advances within three (3) Business Days after the Borrower’s receipt of the Event of Default Redemption Notice  Event of Default Redemption Price payments shall be made directly to each Lender after the confirmation by the Agent of the amount to be paid to each Lender by the Borrower.  In the case of an Event of Default Redemption of less than all of the principal of the Advances, the Borrower shall promptly cause to be issued and delivered to the applicable Lenders new Notes representing the portion of the Commitments that have not been terminated as a result of such redemption.

Section 7.3          [Reserved].

Section 7.4          Other Remedies.  The remedies provided herein and in the Notes shall be cumulative and in addition to all other remedies available under any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Agent’s or any Lender's right to pursue actual damages for any failure by the Borrower to comply with the terms of this Agreement, the Notes and the other Transaction Documents.  Amounts set forth or provided for herein and in the Notes with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Agent and/or the Lenders and shall not, except as expressly provided herein, be subject to any other obligation of the Lenders (or the performance thereof).  Borrower acknowledges that a breach by it of its obligations hereunder and under the Notes and the other Transaction Documents will cause irreparable harm to the Agent and the Lenders and that the remedy at law for any such breach may be inadequate.  The Borrower therefore agree that, in the event of any such breach or threatened breach, the Agent and the Lenders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

ARTICLE 8

AGENCY PROVISIONS

Section 8.1          Appointment and Authorization.  Each Lender hereby irrevocably (subject to Section 8.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement, the Agent shall not have any duties or responsibilities except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 8.2          Delegation of Duties.  The Agent may execute any of its duties under this Agreement by or through agents, employees or attorneys‑in‑fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of the agents or attorney‑in‑fact that it selects with reasonable care.

Section 8.3          Liability of Agent.  Agent shall not (i) be liable for any action taken or omitted to be taken by Agent under or in connection with this Agreement or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or affiliate of the Borrower, or any officer thereof, contained in this Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Transaction Document, or for any failure of the Borrower or any other Person to perform its obligations hereunder.  Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or to inspect the properties, books or records of the Borrower or any of its Subsidiaries or affiliates.

Section 8.4          Reliance by Agent.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request or consent of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

Section 8.5          Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default, except with respect to defaults in the payment of fees required to be paid to the Agent, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Event of Default and stating that such notice is a “notice of default.”  If the Agent receives such a notice, the Agent will promptly notify the Lenders of its receipt thereof.  The Agent shall take such action with respect to such Event of Default as may be requested by the Required Lenders; provided that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 8.6          Credit Decision.  Each Lender acknowledges that the Agent has not made any representation or warranty to it, and that no act by the Agent hereafter taken, including any review of the affairs of Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower that may come into the possession of any of the Agent.

Section 8.7          Indemnification of Agent.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify, defend and hold harmless upon demand the Agent (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), in accordance with their pro rata shares, from and against any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands, causes of action, reasonable costs, losses, liabilities, damages, penalties, fines, forfeitures, judgments or fees or expenses of any kind or nature whatsoever (collectively, the “Indemnity Matters”), other than those that are finally judicially determined to have resulted primarily from Agent’s gross negligence or willful misconduct.  The undertakings in this Section shall survive the termination of this Agreement and the resignation or replacement of the Agent.

Section 8.8          Security Documents.  Each Lender hereby authorizes Agent, on behalf of and for the benefit of Secured Parties (as defined in the Security Agreement), to be the agent for and representative of Secured Parties with respect to the Collateral and the Security Documents.  Without further written consent or authorization from any Secured Party, Agent may execute any documents or instruments necessary to or in connection with a sale or disposition of assets permitted by this Agreement or release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets.  Upon the reasonable request of Borrower, Agent may, after receipt of a written certificate of the chief executive officer or another responsible officer of Borrower certifying that such transaction is permitted pursuant to the Transaction Documents, execute and deliver any such release documentation reasonably requested by Borrower in connection with such permitted releases as described above, all at the expense of Borrower.

Section 8.9          Successor Agent.  The Agent may resign as the Agent upon 30 days’ notice to the Lenders (or such shorter period as shall be agreed to by the Agent and the Lenders).  If the Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor Agent.  If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor Agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the applicable retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.  If no successor agent has accepted appointment as the Agent by the date that is 30 days following a retiring Agent’s notice of resignation, such retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS OF LENDERS

Each Lender represents, warrants and covenants as to itself as follows:

Section 9.1          Accredited Investor.  Such Lender is an “accredited investor” as defined in Regulation D under the Securities Act, as marked by such Lender on the signature page to this Financing Agreement.

Section 9.2          Investment Intent.  Such Lender hereby warrants and represents that Lender is acquiring the applicable Note, for Lender's own account and not with a view to its resale or distribution.

Section 9.3          Exempt from Registration.  Such Lender acknowledges that the Note has not been registered under the Securities Act on the ground that the issuance of the Note is exempt from registration pursuant to Section 4(2) of the Securities Act, and that the Borrower's reliance on such exemption is predicated on the representations of the Lenders set forth herein.

Section 9.4          Investment Experience.  Such Lender is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in securities presenting an investment decision like that involved in the making of the Advances evidenced by the Note, including investments in securities issued by the Borrower and investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to make the Advances.  Such Lender is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment.

Section 9.5          Restricted Securities.  Such Lender hereby confirms that such Lender has been informed that the Note is a restricted security under the Securities Act and may not be resold or transferred unless the Note is first registered under the federal securities laws or unless an exemption from such registration is available.  Accordingly, Lender hereby acknowledges that Lender is prepared to hold the applicable Advances and Note for an indefinite period.

ARTICLE 10

MISCELLANEOUS

Section 10.1          Payment of Expenses.  The Borrower shall reimburse the Agent and the Lenders on demand for all reasonable costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees (whether for internal or outside counsel), incurred by the Agent and the Lenders in connection with the (i) investigation, development, preparation, negotiation, execution, interpretation or administration of, any modification of any term of or termination of, this Agreement and any other Transaction Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, and any other transactions between the Borrower and the Agent and the Lenders, including, without limitation, UCC and other public record searches and filings, overnight courier or other express or messenger delivery costs; (ii) collection, protection or enforcement of any rights in or to the Collateral; (iii) collection of any Obligations; (iv) enforcement of Agent’s and any Lender’s rights under this Agreement or any other Transaction Document (including, without limitation, any costs and expenses of any third party provider engaged by Agent or the Lenders for such purposes, and any costs and expenses incurred in connection with the forbearance of any of the rights and remedies of the Agent and any Lenders hereunder); (v) costs associated with any refinancing or restructuring of the Advances and/or Notes whether in the nature of a “work‑out,” in any insolvency or bankruptcy proceeding or otherwise, and whether or not consummated; and (vi) from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, (other than, for the avoidance of doubt, Excluded Taxes), that may be payable in connection with the Advances contemplated by this Agreement and the other Transaction Documents.  All such costs, expenses and charges shall constitute Obligations hereunder, shall be payable by the Borrower to the applicable Lenders on demand, and, until paid, shall bear interest at the highest rate then applicable to Advances hereunder.  Without limiting the foregoing, if (a) any Advance or Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or any Lender otherwise takes action to collect amounts due under such Advance or such Note or to enforce the provisions of this Agreement or such Note or (b) there occurs any bankruptcy, reorganization, receivership of Borrower or other proceedings affecting creditors’ rights and involving a claim under this Agreement or such Note, then the Borrower shall pay the costs incurred by such Lender for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements (including such fees and disbursements related to seeking relief from any stay, automatic or otherwise, in effect under any Bankruptcy Law).  Notwithstanding anything in the foregoing to the contrary, the only fees and expenses arising on or prior to the Closing Date for which Borrower shall be responsible are the fees and expenses referenced in Sections 4.1(b) and (c) of this Agreement.

Section 10.2          Governing Law; Jurisdiction; Jury Trial; Exclusive Remedy Against Agent, Lenders.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Texas.  Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the State of Texas in Harris County or any federal court sitting therein and consents to the non-exclusive jurisdiction of such court for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.3          Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  This Agreement may be in the form of an Electronic Record and may be executed using Electronic Signatures (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or of a manually signed agreement which has been converted into electronic form (such as scanned into PDF format), or an electronically signed agreement converted into another format, for transmission, delivery and/or retention. “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

Section 10.4          Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Section 10.5          Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

Section 10.6          Entire Agreement; Amendments.  This Agreement and the other Transaction Documents and the Warrants supersede all other prior oral or written agreements between the Agent and the Lenders, the Borrower, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein and therein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, none of the Borrower or the Agent or any Lender makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement, the Notes or any of the other Transaction Documents may be amended or waived other than by an instrument in writing signed by the Borrower, the Agent, the Required Lenders (or by the Agent with the consent of the Required Lenders) (provided, that no amendment or waiver hereof shall increase any Lender’s obligations hereunder without such Lender’s written consent), and any amendment or waiver to this Agreement made in conformity with the provisions of this Section 10.6 shall be binding on all Lenders, as applicable.  No such amendment or waiver shall be effective to the extent that it applies to less than all of the Lenders.  None of the Borrower has, directly or indirectly, made any agreements with the Agent or any Lenders relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents and the Warrants.  Without limiting the foregoing, Borrower confirms that, except as set forth in this Agreement, as of the Closing Date, none of Agent or any Lender has made any commitment or promise other than the Commitments or has any other obligation to provide any financing to the Borrower.

Section 10.7          Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested) or overnight courier and will be deemed to have been delivered on the earlier of receipt or three (3) Business Days after deposit in the mail or with the overnight courier, in each case properly addressed to the party to receive the same.  The addresses for such communications shall be:

If to the Borrower:

Basil Street Cafe, Inc.
153 W. Rosecrans Avenue
Gardena, CA 90248
Attention: Deglin Kenealy, President & CEO

with a copy (for informational purposes only) to:

O’Melveny & Myers LLP
1999 Avenue of the Stars
Century City, CA  90067
Attention: T. Hale Boggs

If to the Agent:

Thomas F. FitzGerald
1737 Milford Street
Houston, Texas 77098

with a copy (for informational purposes only) to:

Stephen J. Geissler, Esq.
68 Warren Glen
Burlington, Connecticut 06013

If to a Lender, to its address set forth on the Schedule of Lenders, with copies to such Lender’s representatives as set forth on the Schedule of Lenders, or to such other address, facsimile number and/or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change.

Each of the Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent.

Unless the Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 10.8          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns, including any purchasers of the Advances or the Notes.  Borrower shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Agent, including by way of a Change of Control.  A Lender may assign some or all of its rights and obligations hereunder, including, without limitation, its Commitment, in connection with the transfer of any of its Advances or Notes, in which event such assignee shall be deemed to be the Lender, as applicable, hereunder with respect to such assigned rights and obligations; provided that such Lender shall have first complied with each of the following: (1) the proposed transferee is an “accredited investor” as defined in Regulation D under the Securities Act; (2) the Lender provides evidence reasonably satisfactory to the Borrower that the transfer complies with applicable federal and state securities laws; (3) the proposed transferee agrees to be bound by all the terms and provisions of this Agreement applicable to it; and (4) the Lender and the proposed transferee execute and deliver such customary documents and instruments, including tax forms, in form reasonably satisfactory to the Borrower, as the Borrower may reasonably deem necessary, appropriate or advisable.  The Borrower shall be given written notice of any transfer no less than ten (10) Business Days prior to the consummation of such transfer, and no transfer will be consummated or be valid until the Borrower confirms in writing that the transfer complies with items (1) through (5) above, which confirmation the Borrower shall not unreasonably withhold or delay.

Section 10.9          No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

Section 10.10          Survival.  The representations, warranties, agreements and covenants of the Borrower and the Lenders contained in the Transaction Documents shall survive the Closing.  Each Lender shall be responsible only for its own representations, agreements and covenants hereunder.

Section 10.11          Further Assurances.  Borrower shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 10.12          No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 10.13          Waiver.  No failure or delay on the part of the Agent or any Lender in the exercise of any power, right or privilege hereunder or any of the other Transaction Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 10.14          Payment Set Aside.  To the extent that Borrower makes a payment or payments to the Agent and the Lenders hereunder or pursuant to any of the other Transaction Documents or the Agent and the Lenders enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to Borrower, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 10.15          Independent Nature of the Lenders’ Obligations and Rights.  The obligations of each Lender under any Transaction Document are several and not joint with the obligations of any other Lender, and no Lender shall be responsible in any way for the performance of the obligations of any other Lender under any Transaction Document.  Nothing contained herein or in any other Transaction Document, and no action taken by the Agent or any Lender pursuant hereto or thereto, shall be deemed to constitute the Agent and/or the Lenders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Agent and/or the Lenders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents, and Borrower acknowledges that the Agent and the Lenders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  Each Lender confirms that it has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors.

Section 10.16          Confidentiality.

Agent and each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified in writing as confidential by Borrower in accordance with Agent or such Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by Borrower that in any event a Lender may make disclosures (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.16, to any eligible assignee of or any prospective eligible assignee of, any of its rights or obligations under this Agreement, (g) with the consent of Borrower, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section 10.16 or (ii) becomes available to Agent or any Lender on a nonconfidential basis from a source other than Borrower and that no written or oral communications from counsel to Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is Agent or a Lender hereunder; provided that, unless specifically prohibited by applicable law or court order, Agent or each Lender shall notify Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.

[Signature Pages Follow]

IN WITNESS WHEREOF, each party has caused its signature page to this Financing Agreement to be duly executed as of the date first written above.

BORROWER:

BASIL STREET CAFE, INC., a Delaware corporation

By:	/s/ Deglin Kenealy
Name:	Deglin Kenealy
Title:	Chief Executive Officer

AGENT:

/s/ Thomas F. Fitzgerald
Thomas F. FitzGerald

LENDERS:

/s/ Thomas F. Fitzgerald
Thomas F. FitzGerald

THE ROBERT JOHN MEIGHAN REVOCABLE TRUST

By:	/s/ Robert Meighan
Name:	Robert Meighan
Title:	Trustee

REGENT HOUSE LTD.

By:	/s/ Richard Goulding
Name:	Richard Goulding
Title:	Director

/s/ Tamim Mourad
Tamim Mourad

[Signature Page to Financing Agreement]

−          Confidential

−          The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

−